UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2007

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In its annual report on Form 10-K for the year ended December 31, 2006 filed today, SunTrust Banks, Inc. (the “Registrant”) reported net income available to common shareholders of $2,109.7 million, or $5.82 per diluted common share, and $498.6 million or $1.39 per diluted common share for the quarter ended December 31, 2006. In accordance with generally accepted accounting principles, these results have been revised from the results the Registrant reported in its January 19, 2007 news release to reflect a subsequent event which affected certain estimates regarding a previously disclosed large commercial loan which has been on non-accrual status since August 2006. Subsequent to January 19, 2007 but before the Registrant filed its annual report, the obligor of such loan signed a definitive agreement to sell the majority of its assets to an unrelated third party at a sale price which differed materially from that estimated by the obligor and the Registrant on January 19, 2007. In connection with that sale, the obligor partially repaid the loan and the Registrant charged off the remainder.

The Registrant today issued a News Release addressing such matters generally, and a copy of such News Release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Registrant also discusses such matters more fully in its annual report on Form 10-K for the year ended December 31, 2006 (filed on March 1, 2007), particularly in the section “Management’s Discussion & Analysis of Financial Condition and Results of Operation.”

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated March 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC.
(Registrant)

Date: March 1, 2007.	By:	/s/ Thomas E. Panther
Thomas E. Panther,
Senior Vice President and Controller